Exhibit 10.14

Call Center BPO Agreement

Between

China Mobile Group Shandong Province Company Limited

And

Shandong Taiying Technology Co., Ltd.

[CONFIDENTIAL INFORMATION REDACTED;

SUBJECT TO A RULE 406 REQUEST FOR CONFIDENTIAL TREATMENT]

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.

[CONFIDENTIAL INFORMATION REDACTED]

Call Center BPO Agreement

Party A: China Mobile Group Shandong Province Company Limited

Address: No. 20569, Jingshi Road, Jinan City, Shandong Province

Legal Representative: Li Xiuchuan

Party B: Shandong Taiying Technology Co., Ltd.

Address: Xinghuo Science & Technology Park, Hi-tech Zone, Taian City, Shandong Province

Legal Representative: Gary Wang

In accordance with the development plan of customer service hotline of China Mobile Group Shandong Province Company Limited, for the purpose of enhancing the customer satisfaction, ensuring the long, continuous, and stable services with the hotline, improving operational efficiency of the hotline of China Mobile Group Shandong Province Company Limited, and in view of Party B having better operation and management experience on the call center, good financial condition, human resources, credibility, business service management and control, the capacity for long-term outsourcing and so on, both parties hereto, on the principle of complementary advantages, resources sharing and win-win cooperation, have hereby reached the agreement on the customer service and operation management and other matters of the customer service hotline of China Mobile Group Shandong Province Company Limited (hereinafter referred to as “China Mobile Shandong”) as follows:

I Cooperation Content

1.	To provide operator service for some call-in customer of the customer service hotline 10086 of China Mobile Shandong;

2.	Party B directly dispatches operators to station at the first and second customer service centers in Party A to provide services.

II Rights and Obligations for Party A and Party B

1. Party A:

(1)	Party A is responsible for formulating the overall thinking for the development and operation framework of the 10086 hotline, committing to planning, setting objectives , providing business guidelines, assessing work, supervising standards formulation, carrying out evaluation and modifications and corrections, and so on.

(2)	Party A is responsible for setting up “standards of practice, service standards, service process, management regulations, etc” relating to customer service, and provide Party B with its latest operation regulations and notices in a timely manner.

(3)	Party A is responsible for issuing appraisal indicators and appraisal method to Party B according to the operation situation.

(4)	Party A may, in accordance with business development situation, is entitled to give industry support, guidance, supervision, management and appraisal on Party B’s work content, management process and other implementations.

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.

(5)	Party A may be entitled to carry out operator qualification test on the newly recruited staffs or staffs on the active duty of Party B and to organize Party B to develop or assist Party B in developing the professional training, and Party B shall, according to the requirements of Party A, carry out qualification training of employees who can go to work only when reaching the qualification requirements recognized by Party A after the training ends.

(6)	Party A may be entitled to monitor the telephone traffic connection of Party B and to schedule the staffs for the telephone traffic at the busy/free time.

(7)	Party A may be entitled to supervise and to evaluate Party B’s service quality and standards of practice and other work by telephone calling test, listening to the record, staff examination, client review, scoring of customer satisfaction, business audit, etc, and if the number of errors made by any staff of Party B exceeds the scope specified by Party A, Party A is entitled to demand such staff to be laid off, and such staff can be only reemployed after he passes the examination of Party A.

(8)	Party A may be entitled to supervise the business operation and service quality of Party B’s staffs, and to stop rule-breaking operations and to demand Party B to promptly take remedial measures. In case of customer’s complaint due to the cause of Party B, In addition to make assessment for such complaint with the appraisal method by Party A, Party B must be liable for the compensation of Party A’s client; and if there are serious consequences to Party A (such as media exposure, criticism coming from parent company) as well as economic loss and legal dispute owing to the cause of Party B, Party A is entitled to investigate the legal liability of Party B and to suspend this agreement.

(9)	If Party B can not properly provide continuous service because of system failure or other system causes, it shall report such failure to Party A within thirty (30) minutes, and Party A has right to punish Party B under the outsourcing business management measures if the service quality of Party A is negatively impacted as a result of exceeding report time.

(10)	Party A may, in accordance with the requirements of state laws and statutes, needs of business development, requirements authority, etc, modify and perfect the rules and regulations of management measures of outsourcing business, which shall be complied with by Party B.

2. Party B:

(1)	Party B may not simultaneously develop the outsourcing business of hotline service of telecom operators competing with Party A.

(2)	Party B shall take service operating philosophy of the hotline of China Mobile Shandong as the direction to formulate management framework and operation development thinking and to guarantee its operation level and service quality to meet the requirements of Party A.

(3)	Party B shall, in accordance with call-in needs of Party A, ensure the enrollment sources that shall provide the numbers of operators needed by Party A per month. Meanwhile, Party B shall, in accordance with Party A’s call-in growth requirements and demands for service quality, establish reserve team and timely supplement or adjust staffs so as to meet the demands of call outsourcing personnel at the various stages.

(4)	The operators provided by Party B shall have the education background of the technical secondary schools (including vocational technical schools and high schools) or above; and new recruits can not exceed 23 years old, shall speak with standard and fluent Putonghua, have a sweet voice, and have primary computer skills ,and can type 40 Chinese characters or more per minutes

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.

(5)	Party B shall make physical examination sifting candidates for the telephone operators prior to the training, provide the physical examination records of the telephone operators to Party A and meanwhile ensure that they are healthy without history of the serious or genetic diseases.

(6)	Party B shall provide the service to the customers of Party A 24/7, including Saturday, Sunday and other statutory holidays, and any adjustment on the service time shall be subject to the formal notification of Party A.

(7)	Party B shall, according to the outsourcing requirements at various stages, set up the efficient management team that shall receive Party A’s business guidance and supervision.

(8)	Party B shall establish smooth communication mechanism, arrange all kinds of operation data, make tracking analysis on the operation hotspot and work difficulties, provide relevant information for the operation and development of Party A, and regularly submit work plan, operation and business analysis reports to Party A.

(9)	Party B may not make use of the equipments of Party A to engage in the business activity not concerning the service work of Party A, and without the authorization of Party A, may not promote itself with the name of Party A, nor release its promotion advertising or information relating with Party A by any means.

(10)	As for call-in, call-out and message distribution and other functions of the equipments and seats provided by Party A to Party B, Party B must guarantee to use them within the scope permitted by Party A, and may not use them for other purposes (including internal communications), and in case of any violation, in addition to the appraisal under the provisions, the increasing punishment shall be granted according to the serious degree until cancellation of the cooperation qualification of Party B.

(11)	When Party B damages the working place, equipments, seats, etc provided by Party A, it shall make compensations for such damages according to current price standards.

(12)	Party B shall regularly provide professional ethics education, safety and justice education, laws and statutes education for its employees and guarantee that the safe production, safety utilization of electric power and protection of public facilities conform to the requirements of safety management of China Mobile Shandong.

(13)	Party B shall sign the confidentiality agreement (for details, please see Confidentiality Agreement) with Party A, and meanwhile do the same with all (100%) staffs.

(14)	Service staffs of Party B, in the labor personnel relation, are affiliated to Party B, and Party B shall sign labor contract with them, and assume their labor personnel, wage and benefits, social insurance, medical care for the industrial injury, various subsidies and other work and expenses. All these issues are not related to Party A.

III Equipment Access Investment and Maintenance

The general principle: Party A is responsible for the establishment and maintenance and Party B only has the right of usage.

1. Party A:

(1)	To provide operation site and working place.

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.

(2)	To be responsible for setup, expansion, upgrade, anti-viruses, etc of customer service system.

2. Party B:

(1)	To only have the right of usage to the work place.

(2)	To make implementations and operate strictly in accordance with the relevant provisions of safe production of China Mobile Shandong.

IV Establishment of Efficient Communication Mechanism

The relation for both parties hereto is the strategic cooperation, and both parties hereto, on the basis of adequate communication and mutual understanding, shall reinforce cooperation and coordination to smoothen business and management processes.

Both parties hereto shall establish two-way communication mechanism in multiple dimensions such as business, service, management etc. The management personnel of both parties hereto shall regularly hold joint meetings to summarize the periodical cooperation achievements and to promote deeper cooperation; the department leaders of both parties hereto shall hold joint communication meetings mainly to hear the report on progress of cooperation work and to jointly resolve the problems arising from the operation and continuously improve service level.

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2.	*

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VI Requirements of Confidentiality

1.	Both parties bear the obligations of confidentiality on information of the customer, business, finance, intention, action or operation of other company (including respective management personnel, staffs or representatives) and other party (totally referred to as “Confidential Information”), which are known due to this agreement. Unless the disclosure for such Confidential Information is required by the laws or supervision authority, any party hereto shall not disclose any said Confidential Information to any third party, otherwise, the disclosure party shall assume all liabilities.

2.	Party B and its staffs may not disclose and sell Party A’s customer information and nor use such information for any purpose other than this agreement.

3.	Both parties hereto assume the obligations of confidentiality on the specific contents hereof, and without written content of the other party hereto, any party hereto shall not disclose the specific contents of bilateral cooperation and this agreement to any third party and the obligations of confidentiality will not be relieved upon the termination of this agreement.

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.

VII Execution of Contract and Duration of Agreement

1.	This agreement comes into force upon the signature of legal representative or authorized entrusted agent of both parties hereto and with the official seals or stamp for contract of both parties hereto. This agreement is made in quadruplicate, each copy having the equal effect and each party hereto holding two copies respectively.

2.	All attached documents made under all principles specified hereof are the integral of this agreement. This agreement and its attached documents may be modified or supplemented upon the consensus by both parties hereto. All modifications or supplementations can only become effective upon the signature of legal representative or authorized entrusted agent of both parties hereto and with the official seals or stamp for contract of both parties hereto, the modified or supplemented agreement is the integral of this agreement.

3.	Any notification relating with this agreement made by one party hereto shall be made in written form, and can be delivered to another party by special courier, or sent by fax or telegram, or posted by mail (No modifications shall be made in the main text being sent or posted, otherwise it’s unilateral invalid alteration).

4.	Any matters not specified hereof shall be supplemented through amicable consultation by both parties hereto.

5.	*

6.	When any party hereto expects to alter or relieve this agreement within the period of validity, it must notify the other party of such alteration or relieving three (3) months in advance in writing form, and the receiving party shall reply it within one (1) month upon the date of receiving the notification, the party making alterations or modifications shall return the equipments and relevant information to other party and be liable for the losses suffered by the other party due to such actions (except for other specification hereof) and such losses suffered by the other party owing to the cause of force majeure may be resolved through consultation by both parties hereto.

VIII Force Majeure

1.	Where the relevant obligations hereof can not be performed as a result of “the force majeure event”, both parties hereto are not liable for any breach, and any loss due to such event shall be borne by both parties hereto respectively. However, the party suffering the force majeure event shall promptly notify the other party in written form upon the occurrence of such event, and provide the details of such force majeure event and causes that cannot perform this agreement according to the agreement and effective documentary evidences within the ten (10) days upon the occurrence of such event.

2.	Upon the occurrence of force majeure event, both parties hereto shall, without loss of time, make consultation for the solution and make all efforts to reduce the impact of force majeure event.

3.	“Force majeure events refer to objective events (including but not limited to earthquake, fire, explosion, storm, floods, lighting strike, war, etc) that can not be predicted, avoided or overcome under the normal conditions after both parties hereto perform reasonable attention obligations.

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.

IX Dispute Resolution

Both parties hereto shall comply with the provisions hereof, and any dispute arising during the process of performance of this agreement shall be settled through consultation by both parties hereto on the principle of mutual understanding and mutual accommodation. If consultation fails, any party hereto may submit such dispute to Jinan Arbitration Committee for arbitration under the current effective arbitration rules.

X Liability for Breach

1.	It shall be deemed as breach provided that any party hereto does not perform or completely perform the responsibilities and obligations specified hereof. The defaulting party, upon receiving the notice of observing party, shall promptly remedy the violation. When the breaching party, within five (5) working days upon receiving the said notice, does not remedy its breach, and nor give written reply for such notice, the observing party has right to terminate part of or all provisions hereof as well as to pursue the liabilities of the defaulting party and to demand the defaulting party to make compensations on the losses suffered by itself.

2.	Without the consent of Party A, Party B may not use the user information acquired from Party A, otherwise, it shall assume all liabilities due to such action; if Party B discloses the Confidential Information of Party A to any third party, Party A has right to demand Party B to make compensations, penalty shall be deducted with the 50% expenses settled in the current month and Party A is entitled to demand Party B to be liable for other compensations.

3.	On the duration of this contract, any party hereto may not relieve the contract, without reason; otherwise, it shall be liable for the breach. In case that Party B refuses to provide services, Party A has right to end the cooperation and reserve the right to investigate for the legal liabilities of Party B.

4.	Where the losses suffered by one party hereto due to the breach of other party, and then whether this agreement is terminated or not, the defaulting party, upon the demand of observing party, shall make compensations on all economic losses suffered by the observing party due to its breach.

5.	Where Party B deliberately makes up connection data, customer data or information, relevant statistical statement, project evaluation report and other relevant data, Party A will remove the false information when making settlement and deduct 15% of expenses settled and paid to Party B, and meanwhile Party B shall bear several and joint liabilities and consequences due to such make-up.

6.	If Party B discloses information, or is exposed by media, or brings about serious service failure, safe production and other matters seriously violating the provisions hereof, or the appraisal factor is lower than 0.7 within two (2) consecutive months, Party A has right to directly terminate this agreement and is not liable for any breach due to such unilateral termination of this agreement.

XI Integrity

1.	All supplementary agreements, annexes, documents signed, modified or formed by both parties hereto in accordance with the provisions hereof together with any written documents, regulations, notices, etc formulated by Party A or provided to Party B and relating with this agreement as well as the regulations concerning outsourcing business that Party A believes that they are applicable to Party B constitute the attachments of this agreement and the integral whole with this agreement.

2.	If there is any inconsistency between the contents of any attached document in above article hereof and this agreement, the document made in later time shall prevail.

3.	Any matters not specified hereof shall be carried out in accordance with Party A’s regulations relating with outsourcing business, and Party B shall abide by all regulations of outsourcing business of Party A.

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.

4.	This agreement includes the following four (4) annexes:

Annex I Confidentiality Agreement

Annex II Monthly Appraisal Indicators and Management Measures on Outsourcing Services

Annex III Monthly Expense Settlement Statement for Call Outsourcing Project of China Mobile Shandong

Annex IV Bidding Documents of Party B

In case any inconsistency between the above annexes and this agreement, this agreement shall prevail.

The remainder is intentionally left blank.

Signature Page:

Party A: China Mobile Group Shandong Province Company Limited

Address: No.20569, Jingshi Road, Jinan City, Shandong Province

Legal Representative or Authorized Representative (Signature):

* Sealed by: Stamp for Contract of Shandong Co., Ltd. of China Mobile Communications Corporation

Party B: Shandong Taiying Technology Co., Ltd.

Address: Xinghuo Science & Technology Park, Hi-tech Zone, Taian City, Shandong Province

Legal Representative or Authorized Representative (Signature):

* Sealed by: Shandong Taiying Technology Co., Ltd.

* Denotes location of redacted Confidential Information. Subject of a Rule 406 request for confidential Treatment.